                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[X] Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          OUTBOARD MARINE CORPORATION
               (Name of Registrant as Specified In Its Charter)

                          OUTBOARD MARINE CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

LOGO
-------------------------------------------------------------------------------

OUTBOARD MARINE CORPORATION

                                                              December 13, 1996

Dear Shareholder:

  You are cordially invited to the Annual Meeting of Shareholders of Outboard Marine Corporation to be held on Thursday, January 16, 1997, commencing at 9:00 a.m., local time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois. The Board of Directors and management look forward to greeting those shareholders able to attend the meeting.

  At the Annual Meeting you will be asked to consider and vote upon the election of three directors for a three year term, approve the Outboard Marine Corporation Non-Employee Directors Equity Compensation Plan and ratify the appointment of independent auditors of the Company.

  Your Board of Directors unanimously recommends a vote FOR all three of the proposals.

  Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares are represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

  On behalf of the Board of Directors, thank you for your cooperation and support.

                                          Sincerely,

                                          /s/ Harry W. Bowman
                                          Harry W. Bowman
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Waukegan, Illinois

                          OUTBOARD MARINE CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 ------------

                          TO BE HELD JANUARY 16, 1997

  The 1997 Annual Meeting of Shareholders of Outboard Marine Corporation will be held at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, on Thursday, January 16, 1997, at 9:00 a.m., local time, for the following purposes:

  1. To elect three directors for a three year term;

  2. To approve the Outboard Marine Corporation Non-Employee Directors Equity Compensation Plan;

  3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors and accountants; and

  4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on November 19, 1996 are entitled to notice of and to vote at the meeting. A list of such shareholders shall be open to examination by every shareholder at the meeting and for a period of ten days prior to the meeting, during the Company's normal business hours, for any purpose germane to the meeting.

  Holders of a majority of the Company's outstanding voting shares must be present in person or by proxy for the meeting to be properly held. Please sign, date and promptly return the enclosed proxy in the envelope provided. You may revoke any proxy previously voted by attending the meeting and voting your shares personally at any time before the voting is closed.

  If you plan on attending the Annual Meeting, please check the appropriate box on the proxy card.

                                          By order of the Board of Directors

                                           D. Jeffrey Baddeley
                                             Vice President,
                                                Secretary
                                           and General Counsel

Waukegan, Illinois
December 13, 1996

                                PROXY STATEMENT

                                 ------------

                   PROXY SOLICITATION BY BOARD OF DIRECTORS

                               DECEMBER 13, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Outboard Marine Corporation, a Delaware corporation and its subsidiaries (the "Company"), of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on January 16, 1997, commencing at 9:00 a.m., local time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, or any adjournment thereof. The principal executive offices of the Company are at 100 Sea Horse Drive, Waukegan, Illinois 60085.

  This Proxy Statement, the proxy and the Company's 1996 Annual Report to Shareholders are being mailed to shareholders on or about December 13, 1996. The Company will bear the cost of soliciting proxies. In addition to mail solicitation, there may be incidental personal solicitation made by officers and employees of the Company. The Company has engaged, at its expense, the services of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies at an estimated fee of $6,500 plus out-of-pocket expenses. A proxy may be revoked, in writing, at any time prior to its exercise.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The only issued class of capital stock of the Company is $.15 par value common stock (the "Common Stock"). On November 19, 1996 (the "Record Date"), there were 20,165,574 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

  A majority of the issued and outstanding shares of Common Stock, if present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting. Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other questions that may come before the meeting. Shares for which authority is withheld or abstentions are indicated will be counted as present for general quorum purposes. Directors are elected by a majority of those shares present in person or by proxy and entitled to vote at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. The other questions expected to come before the meeting require the approval of a majority of the shares represented in person or by proxy and entitled to vote at the meeting, and, therefore, abstentions will have the effect of a negative vote. If a broker indicates on a proxy that it does not have discretionary authority to vote on a particular question, under applicable Delaware law, those shares will be counted as present for general quorum purposes but will not be counted as votes cast on the question and will have no effect on the outcome of the vote on such question.

  The First Chicago Trust Co. of New York (the "Bank") is the record holder of shares of Common Stock for participants in the Outboard Marine Corporation Automatic Dividend Reinvestment and Cash Stock Purchase Plan. The Bank has advised the Company that it intends to tender its proxy only as directed by each participant.

  The Northern Trust Company ("Northern") is the record holder of shares of Common Stock for participants in the OMC Employee Stock Purchase Plan, the Outboard Marine Corporation Employees Tax Deferred Savings Plan and the OMC Boat Group 401(k) Plan. Northern has advised that it intends to tender its proxy only as directed by each participant.

  The following tables set forth information with respect to (i) persons or groups who are known to the Company to be beneficial owners, as of November 19, 1996, of more than 5% of the outstanding Common Stock

(the "Investor Table") and (ii) beneficial ownership of Common Stock held, as of November 19, 1996, by each of the Company's Directors, Named Executives and all the Company's Directors and the Company's elected officers (the "Executive Officers") as a group (the "Director and Executive Officer Table"). Beneficial ownership is defined as the sole or shared power to vote, or direct the disposition of, a security. Except as otherwise indicated, beneficial ownership in the following tables includes sole voting and dispositive power.

                                INVESTOR TABLE

                                                            SHARES
                                                         BENEFICIALLY PERCENT OF
      NAME AND ADDRESS                                    OWNED (1)     CLASS
      ----------------                                   ------------ ----------
      Fidelity Management & Research
      82 Devonshire Street
      Boston, Massachusetts 02109-3614..................   2,171,872    10.77%
      The Dreyfus Corporation
      200 Park Avenue
      New York, New York 10166..........................   2,053,000    10.18%
      ICM Asset Management, Inc.
      601 West Main Avenue
      Spokane, Washington 99201.........................   2,052,265    10.18%
      Greenway Partners, L.P.
      277 Park Avenue 27th Floor
      New York, New York 10017..........................   2,000,000     9.92%
      NM Capital Management, Inc.
      6501 Americas Parkway
      Albuquerque, NM 87710.............................   1,664,518     8.25%

--------
(1) Except for Greenway Partners, L.P., owned by the named company or its affiliates which are registered investment advisors and held for the benefit of one or more persons.

                     DIRECTOR AND EXECUTIVE OFFICER TABLE

                                                        SHARES    OPTION SHARES
                                                     BENEFICIALLY BENEFICIALLY
                                                      OWNED (1)     OWNED (2)
                                                     ------------ -------------
      D. Jeffrey Baddeley...........................    26,921       18,950
      Harry W. Bowman...............................    25,000       37,500
      Frank Borman..................................     2,916            0
      William C. France.............................     3,910            0
      Ilene S. Gordon...............................     1,000            0
      Richard T. Lindgren...........................    27,811            0
      David R. Lumley...............................    35,230        1,800
      J. Willard Marriott, Jr.......................     8,911            0
      Richard H. Medland............................    26,585       21,000
      Donald L. Runkle..............................       500            0
      George L. Schueppert..........................    43,000            0
      Richard J. Stegemeier.........................     4,811            0
      Richard F. Teerlink...........................     4,810            0
      Directors and Executive Officers as a group
      (17) persons..................................   254,447       93,300

--------
(1) Except as otherwise noted, the named individuals and members of the group have sole voting and investment power as to the shares they own beneficially except for restricted shares, which are included, over which they currently have voting power only and receive dividends and phantom restricted for which they receive dividend equivalents, but have no voting or investment power. All Directors and Executive

   Officers as a group own approximately 1.262% of the Company's outstanding Common Stock. No Director or Executive Officer owns beneficially more than 1% of such stock.
(2) Shares that could be acquired within 60 days following November 19, 1996 through the exercise of stock options prior to any cancellation thereof, as described herein.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and 10 percent holders of the Company's Common Stock to file reports concerning their ownership of Company securities. The Company has adopted procedures to assist its Directors and Executive Officers in complying with this section, including the actual preparation and filing of the necessary reports. The Company failed to timely file the following reports on behalf of the listed Directors and Executive Officers: Harry W. Bowman, one report involving one transaction; D. Jeffrey Baddeley, one report involving four transactions; Laurin M. Baker, one report involving one transaction; L. Earl Bentz, three reports involving four transactions; Carlisle R. Davis, one report involving one transaction; John D. Flaig, two reports involving four transactions; David R. Lumley, two reports involving six transactions; Richard
H. Medland, two reports involving four transactions; Howard Malovany, two reports involving six transactions; James R. Maurice, one report involving one transaction; Christopher R. Sachs, one report involving two transaction; George L. Schueppert, one report involving two transactions; Frank Borman, one report involving one transaction; William C. France, three reports involving four transactions; Richard T. Lindgren, three reports involving five transactions; J. Willard Marriott, three reports involving five transactions; Richard J. Stegemeier, three reports involving five transactions; Richard F. Teerlink, three reports involving five transactions. In all cases the appropriate reports have now been filed.

1. ELECTION OF DIRECTORS

  The Board presently consists of nine members, one of whom is an Executive Officer of the Company.

  The Directors are divided into three classes. At each Annual Meeting of Shareholders, Directors of a given class are elected for a three year term. The current term of office of the Class II Directors will expire on the date of the 1997 Annual Meeting of Shareholders.

  It is intended that votes will be cast, pursuant to the accompanying proxy, FOR the election of Frank Borman, Harry W. Bowman and J. Willard Marriott, Jr. as Class II Directors ("Nominees"). In the event any of the Nominees should become unavailable, it is intended that votes will be cast, unless otherwise instructed pursuant to the enclosed proxy, for such substitute nominee or nominees as may be nominated by the Board. The Board is unaware of any need for substitution of Nominees.

                            NOMINEES AND DIRECTORS

  Names of the Nominees, and the other Directors whose terms will continue after the 1997 Annual Meeting of Shareholders, together with certain additional information, are set forth below. Mr. Bowman was appointed by the Board to replace Mr. Chapman as a member of the Board and was elected Chairman by the Board. All other persons listed are now serving as Directors and have been previously elected by the shareholders. To the knowledge of the Company, there are no family relationships between any Director or Executive Officer and any other Director or Executive Officer. An affirmative vote of a majority of those shares represented and entitled to vote at the meeting where a quorum is present is required to elect Directors.

NOMINEES

 Class II Directors

Frank Borman

  Chairman of the Board and Chief Executive Officer of Patlex Corporation (Las Cruces, NM), a laser technology patent royalty company. Mr. Borman has been Chairman and Chief Executive Officer since 1988.

Mr. Borman was Chairman of the Board and Chief Executive Officer of Eastern Airlines, Inc. from 1976 until he retired in 1986. He is also a Director of American Superconductor Corp. (Watertown, MA), Home Depot Companies (Atlanta,
GA), Database Online (Ft. Lauderdale, FL) and Thermo Instrument Systems, Inc. (Boston, MA) and is a member of the Board of Trustees of the National Geographic Society.

  A Director since 1985. Mr. Borman is a member of the Audit and Corporate Governance Committees. Age 68.

Harry W. Bowman

  Chairman of the Board, President and Chief Executive Officer of the Company since February 19, 1995. Mr. Bowman held numerous positions with Whirlpool Corporation from 1971 to 1995, most recently as Executive Vice President, Global Business Process Integration from 1994 to 1995, President, Whirlpool Europe from 1992 to 1994 and Senior Vice President, North American Operations 1991 to 1992.

  A Director since 1995. Age 53.

J. W. Marriott, Jr.

  Chairman of the Board, President and Chief Executive Officer of Marriott International, Inc. (Washington, D. C.), a diversified lodging and services management company. Mr. Marriott became Chief Executive Officer of Marriott Corporation in 1972 and was named Chairman of the Board in 1985. Mr. Marriott is also a Director of Host Marriott Corporation (Washington, D.C.), Host Marriott Services Corporation (Washington, D.C.), General Motors Corporation (Detroit, MI), and a member of the Business Council. He also serves on the boards of trustees of the Mayo Foundation, the National Geographic Society, Georgetown University, and on the advisory board of the Boy Scouts of America. He is on the President's Advisory Committee of the American Red Cross and the Executive Committee of the World Travel & Tourism Council.

  A Director since 1986. Mr. Marriott is a member of the Compensation and Corporate Governance Committees. Age 64.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" ALL NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

OTHER DIRECTORS

 Class I Directors
(Terms expire in 1999)

William C. France

  Chairman of the Board and Chief Executive Officer of International Speedway Company (Daytona Beach, FL), an owner and operator of four automobile racing facilities. Mr. France has been President and Chief Executive Officer since 1981 and Chairman since 1987. Mr. France is also President of the National Association of Stock Car Automobile Racing (Daytona Beach, FL).

  A Director since 1985. Mr. France is a member of the Audit and Corporate Governance Committees. Age 63.

Ilene S. Gordon

  Vice President, Operations of Tenneco, Inc. (Houston, TX), a major diversified industrial corporation with significant interests in packaging (Tenneco Packaging), natural gas transportation and marketing (Tenneco Energy), automotive parts (Tenneco Automotive), and ship design, construction and repair (Newport News Shipbuilding). Ms. Gordon has been Vice President since 1994. Prior to that Ms. Gordon held numerous positions with Tenneco Packaging including Senior Vice President, Total Quality Management from 1992 to 1994 and Vice President, Area Manager, Containerboard Division from 1990 to 1992.

  A Director since 1996. Ms. Gordon is a member of the Audit and Corporate Governance Committees. Age 43.

Donald L. Runkle

  Vice President of General Motors Corporation and General Manager of their Delphi Energy and Engine Management Systems division (Flint, MI), an energy and engine management system component manufacturer for the worldwide automotive market. Mr. Runkle has been General Manager since May, 1996. Prior to that Mr. Runkle held numerous positions with GM including Vice President, GM Advanced Engineering, from 1988 to 1993, and General Manager of Delphi Saginaw Steering Systems from 1993 to 1996.

  A Director since 1996. Mr. Runkle is a member of the Compensation and Corporate Governance Committees. Age 51.

 Class III Directors
(Terms expire in 1998)

Richard T. Lindgren

  President, The Lorr Corporation (Detroit, MI), a private investment company. Mr. Lindgren has been President since 1989. Mr. Lindgren was President, Chief Executive Officer and a Director of Cross and Trecker Corporation from 1982 until 1988. Mr. Lindgren is also Chairman of the Board of Robert Sinto Corporation (Lansing, MI), a foundry engineering and equipment manufacturer, a Director of Sinto America, Inc., parent of Robert Sinto Corporation, a Director of Atmosphere Group, Inc. (Birmingham, MI) and Trustee of Suomi College (Hancock, MI).

  A Director since 1980. Mr. Lindgren is Chairman of the Audit Committee and a member of the Corporate Governance Committee. Age 69.

Richard J. Stegemeier

  Chairman Emeritus of the Board of Unocal Corporation (Los Angeles, CA), an integrated petroleum company. Mr. Stegemeier was Chairman from April 1989 to May 1995, and was Chief Executive Officer from 1988 to 1994. From December 1985 to June 1992 he was President, and from December 1985 to July 1988 he was Chief Operating Officer. Mr. Stegemeier is also a Director of Wells Fargo Bank (San Francisco, CA), Northrop Grumman Corporation (Los Angeles, CA), Halliburton Company (Dallas, TX), Foundation Health Corporation (Rancho Cordova, CA), and Pacific Enterprises (Los Angeles, CA).

  A Director since 1990. Mr. Stegemeier is Chairman of the Compensation Committee and a member of the Corporate Governance Committee. Age 68.

Richard F. Teerlink

  Chairman of the Board, President and Chief Executive Officer of Harley-Davidson, Inc. (Milwaukee, WI), the only major American-based manufacturer that produces heavyweight motorcycles and a complete line of motorcycle parts and accessories. Mr. Teerlink has been President and Chief Operating Officer since August 1988. He has been Chief Executive Officer since March 1989 and Chairman of the Board since May 1996. Mr. Teerlink is also a Director of Johnson Controls, Inc. (Milwaukee, WI), FirstStar Bank Milwaukee (Milwaukee,
WI) and Holiday Rambler LLC (Wakarusa, IN).

  A Director since 1990. Mr. Teerlink is Chairman of the Corporate Governance Committee and a member of the Compensation Committee. Age 60.

             BOARD OF DIRECTORS, COMMITTEES AND EXECUTIVE OFFICERS

  The Board of Directors met eight times during the 1996 fiscal year. Board Committees include Audit, Compensation and Corporate Governance which during the year met two, four and three times, respectively.

  The Audit Committee consists of four non-employee Directors. This Committee oversees the Company's financial reporting process and internal controls, reviews any significant issues concerning litigation and contingencies, meets with independent public accountants and internal auditors to discuss the results of their examinations, reviews the insurance programs of the Company and monitors compliance with the Company's Code of Conduct and other policies on ethical business practices. This Committee also consults with management, the internal auditors and the independent public accountants on matters related to the annual audit plan, audit procedures applied, audit and non-audit fees, status of federal tax returns and related reserves, the published financial statements, the accounting principles applied and any material changes thereto.

  The Compensation Committee consists of four non-employee Directors. This Committee reviews and approves management's recommendations with respect to a competitive, fair and equitable compensation and benefits policy designed to retain personnel, stimulate their useful and profitable efforts on behalf of the Company and attract necessary and qualified additions to staff; reviews, approves and administers the Company's executive compensation plans and, after taking into consideration the recommendations of management, determines the salaries and incentive compensation of the Executive Officers of the Company and its foreign and domestic subsidiaries, including but not limited to annual bonuses and grants of stock options, restricted stock and performance units or shares; carries out the administrative responsibilities for the Company's compensation programs applicable to executives; reviews annually the performance of the Company's Chief Executive Officer vis-a-vis the Company's performance and, based upon such review, recommends to the Board appropriate compensation adjustments and bonus awards, if any; and acts on, reports to and makes recommendations with respect to specific matters within delegated authority.

  The Corporate Governance Committee consists of eight non-employee Directors. This Committee develops and recommends the criteria for the selection of candidates to serve on the Board which include whether the potential candidate's principal employment, occupation or association involves an active leadership role, whether the potential candidate has expertise or experience relevant to the Company's business that would not be otherwise readily available to the Board, whether the potential candidate brings diversity to the Board, and with respect to incumbent directors, how the potential candidate performed and contributed during his or her most recent term; develops and recommends the procedure for the selection of candidates to serve on the Board; reviews and recommends the number of members of the Board; recommends the slate of nominees to be proposed for election by the shareholders of the Company at the Company's annual meeting; recommends nominees to fill vacancies on the Board; considers and recommends the number, size and composition of committees of the Board including rotation of members and Chairperson responsibilities; reviews and recommends the compensation and retirement programs for members of the Board; reviews the performance of the members of the Board including any change in a member's status from date of nomination; annually performs a self-assessment of the Board as a whole to ensure that its members still possess the necessary skills, talents, experience and qualities; reviews the performance of the Chief Executive Officer; reviews, develops and recommends plans and proposals for management succession with respect to the Chief Executive Officer; and acts on, reports to and makes recommendations with respect to specific matters within a delegated authority.

  The Corporate Governance Committee will consider nominees recommended by shareholders for existing vacancies. For a shareholder to properly bring a nomination for a Director before the Annual Meeting of Shareholders, such shareholder must give the Company written notice in accordance with procedures under "Shareholder Proposal Procedures" discussed below. Such notice must contain, for each person such shareholder intends to nominate, the name, age, business address and residence address of the person, the principal occupation or employment of the person, the class and number of shares of stock of the Company which are beneficially owned by the person and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Rule 14a under the Securities Exchange

Act of 1934. The shareholder must also provide such shareholder's name and address and the class and number of shares such shareholder beneficially owns as of the record date for the shareholder's meeting.

  In fiscal year 1996, no Director attended fewer than 75 percent of the aggregate number of meetings of the Board and the Board Committees on which such Director served.

  Directors who are not employees of the Company receive an annual retainer of $25,000 and a fee of $1,000 for each Board and Board Committee meeting attended, provided no Director will be paid for more than two meetings held in any one day. Directors who are employees of the Company receive no remuneration or fees, as such, for serving as Directors.

  Each Director, except Ms. Gordon and Mr. Runkle, is a vested participant in the Retirement Plan for Non-Employee Directors (the "Directors Retirement Plan"). The Directors Retirement Plan provides an annual retirement benefit equal to ten percent (10%) of the Director's retainer, as of the date of retirement, times the years of service as a Director, up to a maximum of one hundred percent (100%) of the retainer. The benefit begins to vest after six
(6) years of service, is fully vested after ten (10) years and is payable for the life of the Director. It is proposed that the Directors Retirement Plan be frozen and replaced by the Outboard Marine Corporation Non-Employee Directors Equity Compensation Plan (the "Equity Plan") which is more fully described under Proposal 2 below.

  Under the Stock Purchase Plan for Non-Employee Directors, non-employee Directors of the Company are entitled to have all or a portion of their retainer used to purchase Common Stock at a price not less than eighty-five percent (85%) of the fair market value of the Common Stock on the date of purchase. Receipt of the Common Stock may be deferred for any period of time chosen by the Director. The Director must make the election to receive or defer receipt of stock, or change any such election, no less than six (6) months prior to the date the retainer would ordinarily have been received. As long as the stock is held or deferred the Director will receive dividends, as and if declared, and will have the right to vote the stock. Payment of deferred amounts may be altered by the Committee in the case of financial hardship or change-in-control. Currently, all non-employee Directors have elected to have all of their retainer used to purchase Common Stock.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation paid or to be paid to those persons who were, at September 30, 1996, (i) the Chief Executive Officer or served in such capacity during fiscal 1996, (ii) the other four most highly compensated Executive Officers of the Company and (iii) individuals who would have been one of the four most highly paid Executive Officers but for the fact that they were not serving as an Executive Officer on September 30, 1996 (the "Named Executives") for services rendered in all capacities to the Company for the 1996, 1995 and 1994 fiscal years.

                                        ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                    ---------------------------- -----------------------------
                                                       OTHER     RESTRICTED SECURITIES
                                                       ANNUAL      STOCK    UNDERLYING  LTIP    ALL OTHER
                                    SALARY   BONUS  COMPENSATION   AWARDS    OPTIONS/  PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   ($)     ($)       $(1)       ($)(2)     SARS #     ($)      ($)(3)
---------------------------    ---- ------   -----  ------------ ---------- ---------- ------- ------------
H. W. Bowman,(4)               1996 428,341       0       0             0     38,200        0     16,856
Chairman of the Board,         1995 246,928 240,000       0             0    150,000        0     12,812
President and Chief Executive  1994     --      --      --            --         --       --         --
Officer
D. R. Lumley,(5)               1996 226,250       0       0       607,500     11,000        0      6,761
Senior Vice President,         1995 175,208 106,332       0             0          0        0      2,767
Sales and Marketing, MPPG      1994  36,070       0       0             0      3,600        0          0
G. L. Schueppert,(6)           1996 225,000       0       0       810,000     10,000        0     80,031
Executive Vice President       1995     --      --      --            --         --       --         --
and Chief Financial Officer    1994     --      --      --            --         --       --         --
D. J. Baddeley,                1996 199,170       0       0       303,750      7,500   52,096     15,374
Vice President, Secretary      1995 190,000 100,415       0             0          0   39,366     15,269
and General Counsel            1994 175,000  92,273       0             0      6,100   21,392     20,871
R. H. Medland,                 1996 193,083       0       0       303,750      6,000   45,056     13,939
Senior Vice President and      1995 183,000  96,716       0             0          0   52,024     16,316
Chief Administrative Officer   1994 170,000  89,637       0             0      4,600   24,284     10,474

NOTES TO SUMMARY COMPENSATION TABLE

(1) No Named Executive's Other Annual Compensation reached the level required for disclosure.
(2) In fiscal 1996 the Named Executive Officers, except Mr. Bowman, and certain other employees of the Company received grants of Restricted Stock at prices of $16.00-$20.25 per share based on the closing price of a share of Common Stock on the date of grant. The number of shares granted were 255,000 having an aggregate value on the date of grant of $5,037,500. Based on the value of a share of Common Stock as of September 30, 1996, the aggregate value of all outstanding restricted stock was $4,930,762. The restricted stock granted in fiscal year 1996, like prior grants of restricted stock, will not vest for a period of five years, except for one grant of 5,000 shares which will not vest for a period of three years. During the restricted period, the recipients will receive dividends in the form of additional shares of restricted stock and shall not have the right to vote the stock, unlike prior grants of restricted stock where the recipients receive dividends and do have the right to vote the stock. If the recipient does not remain in the employ of the Company for the entire five year period, other than as a result of retirement, death, disability or a change-in-control, such recipient's restricted stock shall be forfeited.
(3) For fiscal 1996 includes matching contributions to the OMC Employees Taxed Deferred Savings Plan in the amount of $0.0, $1,497, $0.0, $1,500 and $1,455 and the dollar value of insurance premiums paid by the Company of $16,856, $3,764, $$20,031, $11,386 and $10,054 for the benefit of Messrs.
    Bowman, Lumley, Schueppert, Baddeley and Medland, respectively, restricted stock dividends in the amount of $1,500, $2,490 and $2,430 for the benefit Messrs. Lumley, Baddeley and Medland, respectively, and a sign-on bonus in the amount of $60,000 for the benefit of Mr. Schueppert.
(4) Mr. Bowman was hired by the Company February 19, 1995 and therefore information prior to that date does not exist.

(5) Mr. Lumley was hired by the Company July 15, 1994 and therefore information prior to that date does not exist.
(6) Mr. Schueppert was hired by the Company January 2, 1996 and therefore information prior to that date does not exist.

  OPTION EXERCISES IN THE 1996 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table shows information on the exercise in the 1996 fiscal year of options to purchase Common Stock by the Named Executives, all current Executive Officers as a group and all other employees as a group. Also shown are the unexercised options to purchase Common Stock as of September 30, 1996 and the value of in-the-money options as of such date.

                                                                          VALUE OF IN-THE-MONEY
                                                  NUMBER OF OPTIONS        UNEXERCISED OPTIONS
                           SHARES              UNEXERCISED AT YEAR END       AT YEAR END(1)
                         ACQUIRED OR  VALUE   ------------------------- -------------------------
                          EXERCISED  REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                         (#)       ($)        (#)          (#)          ($)          ($)
----                     ----------- -------- ----------- ------------- ----------- -------------
H. W. Bowman............        0          0     37,500      150,700     (362,813)   (1,265,113)
D. R. Lumley............        0          0      1,800       12,800      (16,650)      (67,525)
G. L. Schueppert........        0          0          0       10,000            0       (46,250)
D. J. Baddeley..........        0          0     17,775       13,625      (71,513)      (73,538)
R. H. Medland...........        0          0     19,450       11,450      (84,425)      (60,225)
All Current Executive
 Officers As A Group....        0          0     89,675      213,325     (575,643)   (1,561,367)
All Other Employees
 As A Group.............   14,850    164,053    697,475      277,125     (945,635)   (1,500,605)

--------
(1) Value of in-the-money options determined by multiplying the number of exercisable or unexercisable options by $15.375, the closing price of the Company's Common Stock on September 30, 1996, and subtracting the option price.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1996

  The following table describes the performance shares granted to the Named Executive Officers during the Company's 1996 fiscal year under the 1994 OMC Long-Term Incentive Plan (the "LTIP"). The grants cover the three year award cycle October 1, 1995 through September 30, 1998. As a result of timing issues, grants for the three year award cycle October 1, 1996 through September 30, 1999 were made in fiscal year 1997 and are not disclosed herein. No distribution of performance shares, whether in cash or stock, will be made until after the end of the three year award cycle and the Compensation Committee has determined the extent to which the Company has achieved the performance goals set at the beginning of each award cycle. The initial value of each performance share granted under the LTIP was $21.865. The initial value was the average of the closing price for a share of Common Stock on the New York Stock Exchange for the month of September 1995. The performance goals set for these performance shares are (1) the average of the absolute return on net assets for the three year award cycle, (2) return on net assets improvement for the three year award cycle over the prior three year award cycle and (3) total shareholder return on the Common Stock as compared to the return on the S&P 400 measured over the three year award cycle. For a complete description of these performance goals, see the Report of the Compensation Committee under the heading "Long-Term Incentive Compensation" below. The performance shares will be paid in stock or cash at the discretion of the Compensation Committee.

                                                            ESTIMATED FUTURE
                                                         PAYOUTS(1) (POTENTIAL
                                 NUMBER OF  PERFORMANCE         SHARES)
                                PERFORMANCE   PERIOD    ------------------------
                                  SHARES       UNTIL    THRESHOLD TARGET MAXIMUM
NAME                              GRANTED     PAYOUT       (#)     (#)     (#)
----                            ----------- ----------- --------- ------ -------
G. L. Schueppert...............    5,317      3 years     5.32    5,317   7,976

--------
(1) The number of shares to be paid upon the completion of an award cycle will depend entirely on the extent to which the Company achieves the performance goals set at the beginning of the award cycle. The payout at the Threshold level will be 0.1%, the payout at the Target level will be 100% and the payout at the Maximum level will be 150% of the number of performance shares originally granted. If the payment is in cash, as determined by the Compensation Committee, the amount of the payout will be the number of performance shares earned, as set forth above, times the average price of a share of Common Stock on the date the Committee approves such payment.

                     OPTION GRANTS IN THE 1996 FISCAL YEAR

  The following table provides information on the grants of options to purchase Common Stock given to the Named Executives on January 31, 1996.

                                    NUMBER OF     % OF TOTAL                         POTENTIAL REALIZABLE
                                    SECURITIES      OPTIONS    EXERCISE                      VALUE
                                    UNDERLYING    GRANTED TO     PRICE                      ($)(4)
                          GRANT    OPTIONS/SARS  ALL EMPLOYEES PER SHARE EXPIRATION -----------------------
NAME                       DATE   GRANTED (#)(1)  IN 1996(2)    ($)(3)      DATE    0%     5%       10%
----                     -------- -------------- ------------- --------- ---------- --- -------- ----------
H. W. Bowman............ 01/31/96     38,200         16.36      20.000    01/31/07    0 $542,699 $1,415,781
D. R. Lumley............ 01/31/96     11,000          4.71      20.000    01/31/07    0 $156,275 $  407,686
G. L. Schueppert........ 01/31/96     10,000          4.28      20.000    01/31/07    0 $142,068 $  307,623
D. J. Baddeley.......... 01/31/96      7,500          3.21      20.000    01/31/07    0 $106,551 $  277,968
R. H. Medland........... 01/31/96      6,000          2.57      20.000    01/31/07    0 $ 85,241 $  222,374

--------
(1) All options vest over a four-year period; 25% of the option grant being exercisable at the end of the first year after the grant date, and an additional 25% each year thereafter.
(2) In the 1996 fiscal year 118 employees received stock options.
(3) The exercise price of $20.00 was the closing price of a share of Common Stock on the New York Stock Exchange on January 31, 1996.
(4) The amounts set forth reflect the potential realizable value of the options granted at assumed annual rates of stock price appreciation of 5% and 10% through the expiration date of the options (eleven years) using the closing price of a share of Common Stock on the grant date. The use of 5% and 10% is pursuant to Securities and Exchange Commission requirements and is not intended by the Company to forecast possible future appreciation.

                               RETIREMENT PLANS

  The Outboard Marine Corporation Employees Retirement Plan (the "Retirement Plan") provides a fixed benefit determined on the basis of years of service and final average base earnings. In addition to the benefits from the Retirement Plan, certain participants in the Company's annual incentive compensation plan(s) are eligible for retirement benefits from a supplemental non-qualified retirement plan. The retirement benefits under the non-qualified plan are based upon amounts paid under the annual bonus plan as well as salary, and the total retirement benefits payable under the plans may exceed the maximum benefits payable under the Employee Retirement Income Security Act of 1974, as amended. Upon a change-in-control of the Company and certain other actions by an acquiror, all participants of the Retirement Plan would become vested in any excess of plan assets over total accumulated benefit obligations.

  Participants in the plans who are not Executive Officers receive an aggregate benefit equal to 1.2% of total pay and .5% above social security covered compensation for each year of credited service times the average of the five highest consecutive annual earnings (base annual salary rate plus incentive compensation earned in the same year under an annual incentive compensation plan) during such participant's last ten years of employment. An Executive Officer who participates in the plans will receive the 1.2% of total pay and .5% above social security covered compensation for each year of credited service as a non-Executive Officer and 2.55% for each year of credited service as an Executive Officer times the average of the three highest annual earnings during such participant's last ten years of employment. The total annual benefit payable from these two plans is shown in the table below for selected average base earnings levels and years of service based upon certain assumptions including all years of credited service as an Executive Officer, retirement at age 65 and election of a single life annuity for the benefit payment.

  The approximate annual benefits shown in the table below are for the Named Executive participants and are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.

 ANNUAL BENEFIT FOR NAMED EXECUTIVE PARTICIPANTS FOR SELECTED YEARS OF SERVICE

      AVERAGE ANNUAL          5                10               15            20 OR MORE
      BASE EARNINGS         YEARS            YEARS            YEARS             YEARS
      --------------        -----            -----            -----           ----------
        $  150,000         $ 19,125         $ 38,250         $ 57,375          $ 76,500
           250,000           31,875           63,750           95,625           127,500
           300,000           38,250           76,500          114,750           153,000
           500,000           63,750          127,500          191,250           255,000
           900,000          114,750          229,500          344,250           459,000
         1,300,000          165,750          331,500          497,250           663,000

  As of December 31, 1996, Messrs. Bowman, Lumley, Schueppert, Baddeley and Medland will have 1.9, 2.5, 1.0, 7.0 and 5.5, respectively, credited years of service under the Company's retirement plans of which 1.9, 2.5, 1.0, 7.0 and 5.5, respectively, credited years of service will be as an Executive Officer of the Company. The total estimated annual benefit payable from these two plans for Messrs. Bowman, Lumley, Schueppert, Baddeley and Medland based upon certain assumptions including actual years of credited service as a non-Executive Officer and Executive Officer, as the case may be, current age and base earning levels, and election of a single life annuity for the benefit payment is $26,881, $15,647, $7,650, $50,322 and $40,367 respectively, which payments are not subject to social security offset but are subject to offset for any benefits payable from retirement programs of the Company's foreign subsidiaries.

                 EMPLOYMENT CONTRACTS AND SEVERANCE AGREEMENTS

  As of February 19, 1995, the Company and Mr. Bowman entered into an agreement which (1) guarantees salary payments for three years from February 19, 1995, starting at $400,000 for the first year with warranted merit increases for the second and third years, unless termination occurs by reason of his death, disability or termination for cause prior thereto, (2) guaranteed a bonus for the 1995 fiscal year of at least $240,000 (which represented the target annual bonus to which he would have been entitled had he been employed by the Company for the entire fiscal year), (3) authorized the granting of stock options and performance shares and (4) guarantees a special supplemental retirement benefit if termination of employment with the Company occurs after age 55, as follows:

                                                            RETIREMENT BENEFITS
                                                                  AS % OF
        AGE AT                                                 FINAL AVERAGE
      TERMINATION                                              COMPENSATION
      -----------                                           -------------------
       55..................................................         54
       56..................................................         56
       57..................................................         58
       58 and over.........................................         60

which benefits will be reduced by (a) 1/4% for each month termination occurs between the ages of 60 and 65, (b) 1/2% for each month termination occurs between the ages of 55 and 60 and (c) retirement benefits received from his previous employer.

  The Company has also entered into a severance agreement with Mr. Bowman, which has a one year term and is automatically extended from year to year. This severance agreement, which applies only upon a change-in-control of the Company, provides that if Mr. Bowman (1) elects to resign, or (2) is terminated by the Company other than for cause, the Company will pay Mr. Bowman an amount, in cash, equal to (a) a fraction, the numerator of which is equal to the lesser of thirty-six or the number of full and partial months existing between the date Mr. Bowman terminates employment and his 65th birthday and the denominator of which is twelve, multiplied by (b) his then current base salary plus the highest amount of incentive compensation received by him in the five years preceding the change-in-control. In addition, the Company will pay Mr. Bowman, in cash, amounts accelerated, earned, allocated or deferred under the Company's pension, retirement, compensation or annual and long-term incentive plans, plus an amount, if applicable, required to be paid by Mr. Bowman pursuant to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

  The Company has also entered into severance agreements with its other Executive Officers, including the Named Executives. Each of these agreements has a one year term which is automatically extended from year to year. These severance agreements, which apply only upon a change-in-control of the Company, provide that if such Executive Officer (1) elects to resign his employment for certain specified reasons, or (2) is terminated by the Company other than for cause, the Company will pay such Executive Officer an amount, in cash, equal to (a) a fraction, the numerator of which is equal to the lesser of twenty-four and the number of full and partial months existing between the date such Executive Officer terminates employment and his 65th birthday and the denominator of which is twelve, multiplied by (b) such Executive Officer's then current base salary plus the highest amount of incentive compensation received by such Executive Officer in the five years preceding the change-in-control. In addition, the Company will pay such Executive Officer, in cash, amounts accelerated, earned, allocated or deferred under the Company's pension, retirement, compensation or annual and long-term incentive plans.

  No amounts are expensed by the Company for financial reporting purposes with respect to any severance agreement.

  For purposes of the severance agreements referred to above, a change-in-control of the Company shall generally be deemed to have occurred if (1) any person, other than the Company or fiduciaries holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; (2) during any period of two consecutive years, individuals, who, at the beginning of such period, constitute the Board and certain new Directors (other than certain Directors designated by a person who has entered into certain change-in-control transactions), whose election by the Board or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the Directors then still in office, cease for any reason to constitute a majority thereof; (3) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than certain transactions in which the voting securities of the Company continue to represent at least 80% of the combined voting power of the Company or such surviving entity following such transaction or certain recapitalizations in which no person acquires more than 15% of the combined voting power of the Company's then outstanding securities; (4) the shareholders of the Company approve a plan of complete liquidation of the Company; or (5) the Company enters into an agreement for the disposition of all or substantially all the Company's assets or the Company otherwise disposes of such assets.

                     REPORT OF THE COMPENSATION COMMITTEE

                      GOALS OF THE COMPENSATION COMMITTEE

  The Compensation Committee (the "Committee") is made up of four non-employee Directors. The Committee met four times in the 1996 fiscal year. Its charter is to:

  1. Review and approve a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications;

  2. Review, approve and administer the Company's executive compensation plans and determine the salaries and incentive compensation of the Executive Officers of the Company and its foreign and domestic subsidiaries; and

  3. Review annually the performance of the Company's Chief Executive Officer vis-a-vis the Company's performance and, based upon such review, recommend to the Board appropriate compensation adjustments and bonus awards, if any.

  To carry out this charter, the Committee's current objective is to rely more heavily on incentive compensation to support the Company's strategies and provide personnel with ownership opportunities for their successful execution, thereby aligning personnel with the Shareholders.

  Section 162(m) of the Code denies a tax deduction to any publicly held corporation, such as the Company, for compensation in excess of $1 million paid to any Named Executive. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The determination of whether compensation is performance-based depends on several factors including: whether the compensation is payable solely on account of the attainment of one or more nondiscretionary objective performance goals established by an independent compensation committee of the board of directors; whether there has been disclosure to and approval by the shareholders of performance standards to be used in determining awards under the plan; whether the company's compensation committee is composed solely of "outside" directors; and whether prior to the payment of such compensation, the compensation committee has certified that applicable performance standards have been satisfied. The Committee will, in order to satisfy Section 162(m) of the Code, certify the attainment of those standards.

  The Committee's compensation philosophy is based on several criteria, including, but not limited to, the financial and operational goals recommended by the Company's senior management and approved by the Board for the Company, as a whole, as well as for significant business units; performance by the personnel in achieving these goals; the need to attract, retain and motivate personnel to execute and exceed the Company's plans and programs; the need to reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity; the need to increase management ownership in the Corporation to more closely align management with the shareholders; the need to link personnel rewards with shareholder value and profitability; and the need to communicate the Corporation's goals through performance measures linked to pay that focus personnel on achievement of business objectives.

  In addition to reports and recommendations from senior management, the Committee has relied on the services of various nationally known executive compensation consulting firms for information regarding appropriate compensation levels and programs, including Hewitt Associates and KPMG Peat Marwick.

  For the Company's 1996 fiscal year, the primary criteria used in evaluating Company performance were (1) return on net assets, both in absolute terms and as compared to prior years, (2) the total shareholder return of the Company's stock compared to the total return of the S&P 400 Index and (3) business unit profitability for evaluating business unit performance. The Company's performance for the fiscal year just ended failed to achieve the goals set at the beginning of the year.

  There are three components of executive compensation reviewed by the
Committee: base salary, annual incentive compensation and long-term incentive compensation. The combination of these programs produces total direct compensation.

                                  BASE SALARY

  It is the Committee's practice to target base annual salary at the 50th percentile of executives with comparable levels of responsibility and individual performance at other manufacturing companies, including competitors. Individual performance is evaluated each year by the Committee and recommendations for salary adjustments for all Executive Officers are made by the Committee to the Board each November. The Committee has the authority, without Board approval, to set the salary ranges and adjustments for all other employees. For fiscal year 1996 merit salary increases for all exempt employees, including the Named Executives, averaged approximately 4.5%. For fiscal year 1997 merit salary increases for all exempt employees averaged 2%, except for the Named Executives who received no merit increase.

                         ANNUAL INCENTIVE COMPENSATION

  The Executive Bonus Plan is designed to add incentive for participants to execute and exceed the Company's plans and their personal goals and receive annual rewards for that execution. Under the Executive Bonus Plan the reward is based on corporate, business unit where applicable and individual goals. The corporate goal is based on return on net assets ("RONA") for the fiscal year. Business unit goals, where applicable, are developed in accordance with Company guidelines and are the same for all participants in the unit. Individual goals are developed jointly by the participant and their supervisor. The target amount of annual incentive compensation is determined by the participant's salary grade. The Named Executives' target bonus amounts range from 35% to 60% of base annual salary. The Chief Executive Officer's target bonus amount equals 60% of salary and is based entirely on corporate goals. The target award, when added to base annual salary, is intended to result in total annual compensation at approximately the 50th percentile of competitive annual compensation, as discussed under the heading "Base Salary" above. Each executive can earn up to 200% of that target amount depending on the extent to which the Company, and the business unit where applicable, achieves its annual performance targets and the individual performs vis-a-vis their pre-determined individual annual goals. There will be no corporate bonus paid for fiscal 1997 unless RONA exceeds 1.4% and earnings before tax ("EBT") exceeds $15 million and a maximum award if RONA equals or exceeds 3.8% and EBT equals or exceeds $41 million.

  For fiscal 1994 the corporate component of incentive compensation was earned at 150.6% of target as a result of an absolute return on net assets ("ARONA") of 10.8% and a return on investment improvement ("ROII") of over 10.8%. For fiscal 1995 the corporate component of incentive compensation was earned at 151% of target as a result of an ARONA of 10.8% and a return on net asset improvement ("RONAI") of over 10.8%. For fiscal 1996 the corporate component of incentive compensation was earned at 0% of target as a result of a RONA of less than 8%. No bonuses were paid to Executive Officers for fiscal 1996.

                       LONG-TERM INCENTIVE COMPENSATION

  The LTIP provides for the grant of stock options, restricted stock, performance units and performance shares. The purpose of the plan is to create an opportunity for participants to share in the enhancement of shareholder value through equity based awards. The overall goal is to create a link between the Company's management and its shareholders through stock ownership and incentive compensation based on the achievement of specific financial measures.

  Each Executive Officer has a target amount of performance shares, ranging between 20% and 70% of annual salary, with a maximum amount that can be earned equal to 150% of the target amount depending on the extent to which performance targets are achieved over a three year award cycle. The Chief Executive Officer's target award equals 70% of salary. In addition, stock options are granted to Executive Officers in amounts ranging between 40% and 140% of salary, depending solely on such Executive Officer's salary grade. The Chief Executive Officer's option grant equals 140% of salary. The stock option and performance share grants, when added to base annual salary (when the performance share grant is paid at the target level), are intended to result in total long-term incentive compensation at approximately the 50th percentile of executives with comparable levels of responsibility and individual performance at other manufacturing companies, including competitors.

  It is intended that payment for the achievement of the performance goals set with respect to performance shares be paid in shares of Common Stock or cash, at the discretion of the Compensation Committee. The performance goals for the outstanding award cycles are: (1) three year average of ARONA, (2) three year average of RONAI and (3) the monthly average of total shareholder return on the Common Stock versus the total return of the S&P 400 Index for the three year award cycle ("TSR"). Under the LTIP, 50% of the award will be based upon the TSR goal, 25% on the ARONA goal and 25% on the RONAI goals. The ARONA thresholds for payment and the maximum award are the same as those for Annual Incentive Compensation above, determined, however, on a cumulative basis for the three year award cycle. The RONAI is also based on a cumulative three year award cycle but has a threshold for payment greater than 0 points, and a maximum award for 8 points or greater. Under the TSR goals, there will be no award until the total shareholder return of the Common Stock is greater than 80% of the S&P 400 Index's total return and there will be a maximum award if the Company's TSR exceeds 120% of the S&P 400's total return.

EXECUTIVE OFFICER BENEFITS

  In addition to base salary and annual and long-term incentive compensation, the Company also provides Executive Officers with a broad range of benefits available to all employees as well as specific, supplemental benefits, designed to be comparable to those offered to executives with similar levels of responsibility and individual performance. These supplemental benefits include a Company-leased automobile, financial and estate planning, tax preparation and advice and supplemental life insurance coverage.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The salary, annual and long-term incentive compensation and executive benefits for the Chief Executive Officer ("CEO") are determined by the Committee substantially in conformance with the policies described above for all other Executive Officers of the Company. In addition, the Committee evaluates the CEO's contribution to the Company's achievement of its long-term financial and non-financial objectives on an on-going basis. The Committee also evaluates the CEO's performance at least annually based upon a variety of factors including the extent to which strategic and business plan goals are met and targets for earnings per share, return on net assets, growth in sales and earnings, market share and total return to shareholders are achieved.

  Mr. Bowman was elected Chairman of the Board, President and Chief Executive Officer of the Company on February 19, 1995. For more detail on Mr. Bowman's compensation see "Executive Compensation" and "Employment Contracts and Severance Agreements" above. For the 1997 fiscal year, Mr. Bowman received no merit salary increase.

  Submitted by the Compensation Committee of the Company's Board of Directors:

    Richard J. Stegemeier, Chairman
    J. Willard Marriott, Jr.
    Donald L. Runkle
    Richard F. Teerlink

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Common Stock with the cumulative returns of the Standard & Poor's 500 Stock Index and Standard & Poor's Leisure Time Index weighted by the year-end market value of each company for the Company's last five fiscal years. "Cumulative total return" is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

       OUTBOARD MARINE CORPORATION    S & P 500    S & P LEISURE TIME (PRODUCTS)
       ---------------------------    ---------    -----------------------------
9/91             $100                   $100                   $100
9/92             $ 95                   $111                   $163
9/93             $115                   $125                   $188
9/94             $144                   $130                   $188
9/95             $139                   $169                   $236
9/96             $101                   $203                   $279

$100 INVESTED ON 9/30/91 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

  The Company is using the same published industry indexes it has in previous years. Standard & Poor's Corporation, without any direction or input from the Company, modified the list of issuers which comprise the Leisure Time Index. The Company has provided the necessary comparisons for the required time period using the published industry index as modified.

2. APPROVE THE OUTBOARD MARINE CORPORATION NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN

  On September 24, 1996, the Corporate Governance Committee approved, for submission to a vote of the shareholders, the Outboard Marine Corporation Non-Employee Directors Equity Compensation Plan (the "Equity Plan"). A summary of the principal provisions of the Equity Plan are set forth below and a complete copy of the Equity Plan is attached to this proxy as Exhibit A.

  The Equity Plan is designed to replace the Directors Retirement Plan, discussed in more detail above under the heading "Board of Directors, Committees and Executive Officers," which will be frozen effective January 1, 1996 after the adoption by the shareholders of the Equity Plan. The primary purpose of the Equity Plan is to advance the interests of the Company and its shareholders by providing for a greater portion of the compensation of non-employee Directors in the form of equity. In addition, the Equity Plan is designed to help attract and retain those non-employee Directors upon whose skill, experience and continued efforts the success of the Company in large measure depends.

  The Equity Plan has two primary components. The first component is designed to provide an equity based alternative for those non-employee Directors who, as of January 1, 1996, have a vested benefit under the Directors Retirement Plan. Under the Equity Plan, a non-employee Director has the option to convert the present value of his or her cash benefit under the Directors Retirement Plan into deferred stock units under the Equity Plan. The present value of the Directors Retirement Plan benefit will be arrived at by adjusting the fully vested benefit of each Director as of January 1, 1996 using standard actuarial assumptions.

  For those Directors who make the election, the conversion will take place on November 15, 1996 based on the average fair market value per share of the Company's Common Stock for the period October 15, 1996 through November 15, 1996. The deferred stock units will be tracked in an account established by the Company and will fluctuate with the value of a share of the Company's Common Stock. In addition, non-employee Directors will earn dividends, based on actual dividends, paid in the form of an equivalent number of additional deferred stock units. The value of the Directors account will be distributed in cash upon his or her reaching the then existing mandatory retirement age, currently age 70, upon the death of the non-employee Director, or upon a change-in-control of the Company and he or she will be taxed as ordinary income based upon the value of the account at the time of distribution. The non-employee Director will not have the right to vote the deferred stock units.

  The second component is designed to provide an equity based benefit to those non-employee Directors not vested in the Directors Retirement Plan and to provide a vehicle for future retainer increases for all non-employee Directors without increasing the Director's cash retainer. As such, each non-employee Director will receive an annual grant of 300 shares of Common Stock. Receipt of the stock and any dividends paid by the Company on such Common Stock can be deferred for any period determined by the non-employee Director. To defer all or some of the Common Stock, the election must be made more than six months prior to the date of the annual grant. Directors will have the right to vote the shares and will be taxed as ordinary income on the value of the annual grant on the date of the grant. Dividends will also be taxable upon receipt. The Company will have an accounting charge corresponding to the value of the annual grant.

  The following table sets forth the number of deferred stock units and shares of Common Stock that will be received by the non-employee Directors pursuant to the Equity Plan during fiscal 1997, if approved by the Shareholders at the Annual Meeting:

                                                                                        COMMON
                                              DEFERRED                                   STOCK
        NAME AND POSITION                     UNITS (#)                                   (#)
        -----------------                     --------                                  ------
      Non-employee Directors                   46,877                                   4,800

  The maximum number of shares available for annual grants of Common Stock under the Equity Plan is 50,000 (as such number shall be adjusted to reflect any increase or decrease in the number of shares issued due to stock splits and other capital adjustments). There are presently eight non-employee Directors eligible to participate under the Equity Plan.

  The Equity Plan will be administered by the Corporate Governance Committee of the Board of Directors currently composed of all non-employee Directors. The Equity Plan is designed to be perpetual in existence or until the shares of Common Stock reserved are used or until terminated by the Board of Directors. The Corporate Governance Committee may amend the Equity Plan at any time.

  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Equity Plan.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

3. RATIFICATION OF APPOINTMENT OF AUDITORS

  Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois 60603, served as independent auditors and accountants of the Company for the 1996 fiscal year. The Audit Committee has recommended to the Board, and the Board in turn, having approved such appointment at its November 6, 1996 meeting, recommends to the shareholders, that Arthur Andersen LLP's appointment as the Company's independent auditors and accountants for the 1997 fiscal year be confirmed.

  A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

  YOUR BOARD RECOMMENDS YOU VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                        SHAREHOLDER PROPOSAL PROCEDURE

  Any shareholder who intends to present a proposal at the Company's 1998 Annual Meeting of Shareholders and who wishes to have such proposal included in the Company's proxy soliciting material for that meeting must, pursuant to regulations issued by the Securities and Exchange Commission, submit the proposal(s) in writing to the Secretary of the Company on or before August 13, 1997.

                                 OTHER MATTERS

  The Board knows of no matters, other than those specified above, to be brought before the meeting. However, if any other matters properly come before the meeting, or any adjournments thereof, it is the intention of the persons named in the enclosed proxy form to vote the same in accordance with their judgment on such matters.

  For shareholders who require information regarding the registration of their shares, the payment of dividends, details regarding the transfer of their shares or other similar information, they should call the Company's Transfer Agent, First Chicago Trust Co. of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500, Shareholder Services Division, 1-800-446-2617.

  The Company will provide without charge, upon written request, to any person who was a beneficial owner of the Company's Common Stock on the Record Date, a copy of the Company's Annual Report on Form 10-K for the year ended September 30, 1996, without exhibits, as filed with the Securities and Exchange Commission. Requests should be sent to the Company to: Corporate Secretary, 100 Sea Horse Drive, Waukegan, Illinois 60085.

                                                                      EXHIBIT A

                          OUTBOARD MARINE CORPORATION
                             NON-EMPLOYEE DIRECTOR
                           EQUITY COMPENSATION PLAN

1. DEFINITIONS.

  As used herein, the following terms shall have the meanings hereinafter set forth:

    (a) "Annual Meeting" means the Annual Meeting of the shareholders of the Company.

    (b) "Board" shall mean the Board of Directors of the Company.

    (c) "Company" shall mean Outboard Marine Corporation, a Delaware corporation, and its successors.

    (d) "Continuing Directors" means individuals who at the beginning of any two (2) year period for purposes of a Change in Control analysis constitute the Board.

    (e) "Deferred Stock Unit" means the equivalent of one Share, as established pursuant to the Plan.

    (f) "Directors Stock Purchase Plan" means the Outboard Marine Corporation Stock Purchase Plan for Non-Employee Directors.

    (g) "Dividend Date" means each regular quarterly cash dividend payment date on Stock.

    (h) "Effective Date" means the date of the Annual Meeting of Shareholders at which the Equity Plan is approved by the affirmative vote of the holders of a majority of the Shares of the Company's Stock voted in person or by proxy.

    (i) "Equity Plan" means the Outboard Marine Corporation Non-Employee Director Equity Compensation Plan, as it may be amended from time to time.

    (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (k) "Fair Market Value Per Share" as of any date means the closing price for sales of Stock as reported on the Composite Transaction Reporting System on the New York Stock Exchange, which includes other participating exchanges and over-the-counter markets, on such date, or if the Shares are not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which the Shares are listed.

    (l) "Non-Employee Director" means any person who is a member of the Board and who is not, as of the date of an award under the Plan, an employee of the Company or any of its subsidiaries.

    (m) "Retirement Plan" means the Retirement Plan for Non-Employee Directors of Outboard Marine Corporation.

    (n) "Share or Stock" means a share of the Company's Common Stock, $.15 par value.

2. PURPOSE AND EFFECTIVE DATE.

  The primary purpose of the Equity Plan is to advance the interests of the Company and its shareholders by providing for the payment of a greater portion of the compensation of Non-Employee Directors in the form of equity equivalents by the grant to such Directors of Stock and Deferred Stock Units under the terms set forth herein. By thus compensating Non-Employee Directors and increasing Non-Employee Directors' equity equivalent position in the Company, the Company seeks to attract, retain, compensate and motivate those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large measure depends.

  The Equity Plan is intended to replace the Retirement Plan, effective as of January 1, 1996. The Retirement Plan shall be frozen as of such date after adoption of the Equity Plan as set forth below; with all participating Directors becoming fully vested therein. New Non-Employee Directors (those who become members of the Board after January 1, 1996) shall not be permitted to participate in the Retirement Plan, and shall instead be permitted to participate in the Equity Plan. Furthermore, Current Non-Employee Directors (those who were members of the Board prior to January 1, 1996) who elect to terminate participation in the Retirement Plan after the adoption of the Equity Plan shall be entitled to a grant pursuant to paragraph 6 below.

  The Equity Plan shall be deemed adopted as of the Effective Date. The replacement of the Retirement plan and any grants of Stock or Deferred Stock Units made prior to that date shall be made contingent upon such shareholder approval.

3. ELIGIBILITY.

  Each Non-Employee Director shall be eligible to participate in the Equity
Plan.

4. SHARES OF COMMON STOCK AVAILABLE.

  The number of Shares that may be issued for annual award, pursuant to paragraph 6.(a) of the Equity Plan shall not exceed 50,000, subject to proportionate adjustment in the event of any stock split, reverse stock split, reorganization or recapitalization.

5. DEFERRED STOCK ACCOUNT.

  The Company shall establish a deferred stock account (an "Account") for each current Non-Employee Director who elects to convert his/her benefit under the Retirement Plan into Deferred Stock Units hereunder. On each Dividend Date the Company shall credit the Account with the number of Deferred Stock Units determined in accordance with paragraph 6.(a) hereof. Distributions from a Non-Employee Director's Account shall be made in cash upon the retirement of a Non-Employee Director, unless the distributions are accelerated in accordance with Articles 8 or 9 hereof. The value of the Deferred Stock Units is dependent upon the Fair Market Value Per Share on the date of distribution to the Non-Employee Director, and is therefore subject to market fluctuations in value until such distribution.

6. CONVERSION AND ANNUAL AWARDS.

  (a) On or prior to October 15, 1996, each current Non-Employee Director shall make an irrevocable election to continue in the Company's Retirement Plan or convert his or her benefit into Deferred Stock Units at the present value of their vested benefit under the Retirement Plan valued as of January 1, 1996. The conversion shall be effective as of January 1, 1996 and will take place November 15, 1996, based on the average Fair Market Value Per Share during the period October 15, 1996 through November 15, 1996.

  (b) At any time a balance is maintained in a current Non-Employee Director's Account, there shall be credited to the Account of such current Non-Employee Director additional Deferred Stock Units on each Dividend Date. The number of such additional Deferred Stock Units shall be determined by (I) multiplying the total number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Account immediately prior to the Dividend Date by the amount of the dividend per share and (ii) dividing the product by the Fair Market Value Per Share as of the date preceding the Dividend Date.

  (c) In the event of any change in the outstanding Shares upon which the stock equivalency hereunder is based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure or in the event any dividend is paid in Shares or other property, the number of Deferred Stock Units credited to the Account shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances; provided, however, that if a Change in Control (as defined below) shall have occurred, then such determination shall be made by a majority of the Continuing Directors. In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board, or in the event of a Change in Control, by a majority of the Continuing Directors.

  (d) All Non-Employee Directors, including those Directors who choose not to convert their benefit under the Retirement Plan, shall receive an annual grant of 300 Shares at the Company's Annual Meeting, commencing with the January 18, 1996 Annual Meeting; provided, however, that the Shares attributable to such Annual Meeting shall not be distributable until approval of the Plan by the Stockholder at the 1997 Annual Meeting. Receipt of the annual grants may be deferred in accordance with the deferral provisions of Section 2.3 of the Directors Stock Purchase Plan. The minimum deferral period shall be one (1) year; the maximum period shall be until the mandatory retirement age then in effect. All grants are fully vested when made. Dividends, if and when paid, will be paid on both Shares taken currently and on those shares deferred.

7. DISTRIBUTION.

  (a) Except as otherwise provided herein, the balance of each current Non-Employee Director's Account shall be paid to the Non-Employee Director in cash, in a lump sum following the date that Director reaches the mandatory retirement age then in effect.

  (b) In the event of the death of a current Non-Employee Director prior to such Director's retirement, the entire balance in the Account, as of the date of the current Non-Employee Director's death, shall be paid in cash in a lump sum to such surviving beneficiary or beneficiaries as the current Non-Employee Director may have designated by notice in writing to the Company or by will, or, if no beneficiaries are so designated, the legal representative of such Director's estate.

  (c) If a current Non-Employee Director shall become totally and permanently disabled, as determined by a majority of the Board, while he or she is a director of the Company, the entire balance in the Account as of the date of such total and permanent disability shall be paid in cash to such Non-Employee Director, or his or her personal representative, in a lump sum within one hundred twenty (120) days of the date of such determination of total and permanent disability.

  (d) If a current Non-Employee Director ceases to be a Director of the Company for any reason other than due to death or total and permanent disability, including, without limitation, the failure of such person to be re-elected as a Director of the Company by the shareholders of the Company, the balance of such Director's Account shall continue to fluctuate with the Company's Stock and earn dividends and shall be paid in a lump sum when he or she reaches the mandatory retirement age then in effect.

  (e) The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees, personal representatives and any other successors in interest of the Non-Employee Director.

  (f) The Company shall be entitled to deduct from all distributions hereunder any taxes required to be withheld by the federal, state or local law. Such deductions may be made by withholding Shares with a Fair Market Per Share equal to the amount of such taxes.

8. ACCELERATION OF DISTRIBUTION.

  (a) For purposes of this Plan, a "Change-in-Control" shall be deemed to have occurred if:

    1) Any "person" (as defined in Section 13 (d) and 14 (d) of the Exchange
  Act), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities; or

    2) During the period of two (2) consecutive years (not including any period prior to the shareholders approval of the Plan) there shall cease to be a majority of Continuing Directors and any new Director(s) (other than a Director designated by a "person" who has entered into an agreement with the Company to effect a transaction described in Sections (1), (3) or (4) of this Article 8), whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination of election was previously so approved;

    3) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty-percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction in which no "person" acquires fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities); or

    4) The shareholders of the Company approve a plan of complete liquidation of the Company or the Company enters into an agreement for the sale or other disposition of all or substantially all of the Company's assets or the Company otherwise disposes of such assets.

  The Company shall notify all Non-Employee Directors of the occurrence of a Change-in-Control promptly after its occurrence, but any failure of the Company so to notify shall not deprive the Non-Employee Directors of any rights accruing hereunder by virtue of a Change-in-Control.

  (b) Notwithstanding any other provision of the Plan, if a Change-in-Control occurs and at any time after the occurrence of such Change-in-Control either of the following events occurs:

    1) the current Non-Employee Director ceases for any reason to be a Director of the Company; or

    2) The Plan is terminated;

then the entire balance of the Account shall be payable in a lump sum to the Director in cash. Such payment shall be made by the Company as promptly as practicable, but not more than thirty (30) days following the date on which the right to such payment arose.

  (c) The Company shall promptly reimburse the Director for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Article 8.

  (d) This Article 8 may not be amended or modified after the occurrence of a Change-in-Control.

9. NONTRANSFERABILITY OF DEFERRED STOCK UNITS.

  No Deferred Stock Units shall be pledged, hypothecated or transferred by a current Non-Employee Director other than by will or the laws of descent and distribution.

10. AMENDMENT AND TERMINATION.

  The Board, or any committee to the extent authorized by the Board, may make such modifications to the Plan as it shall deem advisable, without further approval of the shareholders of the Company, except as such shareholder approval may be required under the listing requirements of any securities exchange registered under the Exchange Act on which are listed any of the Company's equity securities.

11. TERM.

  The Plan shall continue in effect without limit unless and until the Board otherwise determines.

12. COMPLIANCE WITH SEC REGULATIONS.

  It is the Company's intent that the Plan comply with the provisions of
Section 16 of the Exchange Act and the rules promulgated thereunder. To the extent that any provision of the Plan is later found not to be in compliance with Section 16 or such rules, such provision shall be deemed to be null and void.

13. MISCELLANEOUS.

  (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to continue to serve as a Director of the Company or otherwise to be retained in the service of the Company.

  (b) No Shares shall be issued hereunder unless and until counsel for the Company shall be satisfied such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

  (c) The expenses of the Plan shall be borne by the Company.

  (d) Neither a current Non-Employee Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of such Director, nor the right to exercise any of the rights or privileges of a shareholder with respect to any Deferred Stock Unit credited to such Account, nor the right to receive any distribution under the Plan except as expressly provided herein. Distributions hereunder shall be made from the general funds of the Company, and the rights of the Director shall be those of an unsecured general creditor of the Company.

  (e) The Plan, the grant of Deferred Stock Units thereunder and the obligation of the Company to deliver Shares shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law or any ruling or regulation of any governmental body or national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable.

  (f) This Plan shall be interpreted by and all questions arising in connection therewith shall be determined by a majority of the Board, whose interpretation or determination, when made in good faith, shall be conclusive and binding, except in the event of a Change in Control, in which case such interpretation and determination shall be made by a majority of the Continuing Directors.

                                      LOGO

[RECYCLING LOGO]  Printed on Recycled paper.

X Please mark your votes as in this example.

FOR  WITHHELD    Election of three Class II Directors for a three year term.

1. Election of Directors

For, except vote withheld from the following nominee(s);
Nominees: Frank Borman, Harry W. Bowman, J. Willard Marrion, Jr.

--------------------------------

FOR  AGAINST  ABSTAIN

2. Approve the Outboard Marine Corporation Non-Employee Directors Equity Compensation Plan.

3. Ratify the appointment of Auditors.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW     YES     NO

I will attend the annual meeting

If you plan on attending please bring a photo I.D. If your shares are held by your broker in other than your name please bring broker confirmation of your ownership. Please date and sign exactly as your name appears. If acting as attorney, executor, trustee, or in a representative capacity, also indicate title.

--------------------------------------------

--------------------------------------------
  SIGNATURES(S)             DATE

PROXY

                          OUTBOARD MARINE CORPORATION
                        ANNUAL MEETING-JANUARY 16, 1997
                     PROXY SOLICITED BY BOARD OF DIRECTORS

     HARRY W. BOWMAN, D. JEFFREY BADDELEY and ROBERT S. ROMANO and each of them, are appointed Proxies, with power of substitution, to vote all stock of the undersigned at the Annual Meeting of Shareholders to be held January 16, 1997 at 9:00 a.m., (local time) at the Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, and at any adjournment thereof, upon the matters mentioned hereafter and, in their discretion, upon such other matters as may come before said meeting.

     Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                             -------------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                             -------------------

                           . FOLD AND DETACH HERE .